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                                                                       EXHIBIT 5

Internal Revenue Service          Department of the Treasury
District Director                       SegNr: 009840
Cincinnati Service Center               Letter   835  (DO/CG)
P.O. Box 2508
Cincinnati, OH 45201

                                                EMPLOYER IDENTIFICATION NUMBER
                                                38-3438092
Date:  April 14, 1999                   DLN:
                                                17007049018049
                                                PERSON TO CONTACT:
COMMUNITY SHORES BANK                           LORI J KAY/ID# 31007
1030 NORTON AVENUE
MUSKEGON, MI 49441                      CONTACT TELEPHONE NUMBER:
                                                (877) 829-5500
                                                PLAN NAME:
                                                COMMUNITY SHORES BANK 401K PLAN
                                                PLAN NUMBER:
                                                001

Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations). We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the plan adopted on January 26, 1999.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.